Exhibit (10)(xxxi)

RENASANT CORPORATION
2020 LONG-TERM INCENTIVE COMPENSATION PLAN
NOTICE OF 2022 RESTRICTED STOCK AWARD (Performance-Based Shares)

Name:
Award Date:
Performance Cycle:
Number of Target Shares:

The Compensation Committee of the Board of Directors (the “Committee”) of Renasant Corporation (the “Company”), which administers the 2020 Long-Term Incentive Compensation Plan, as amended (the “Plan”), has awarded to you shares of the Company’s $5.00 par value common stock (“Common Stock”), subject to the terms and conditions set forth below (your “Award”). This Notice is intended to provide you with the material terms and conditions of your Award and is qualified in its entirety by the terms of the Plan. The Plan’s prospectus may be accessed and reviewed through your Certent account at [ ]. The full Plan document or a paper copy of the prospectus may be obtained by contacting [ ] at [ ] or at [ ].

1. Award. As of the Award Date (specified above), the Company has issued in your name and in book entry form the aggregate number of shares of Common Stock representing your Target Shares (specified above). During the Performance Cycle (specified above), your Target Shares cannot be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, whether voluntarily, by operation of law or otherwise (the “Forfeiture Restrictions”).

2. Performance Objectives. Your Award is made contingent on the attainment of specified Performance Objectives (described in Exhibit A to this Notice). At the end of the Performance Cycle, the Committee certifies whether and to what extent Performance Objectives for the cycle have been attained. The number of your Target Shares will then be adjusted (increased or decreased) based on the Committee’s certification. The Committee may further adjust the number of your shares, in its discretion, as may be necessary or appropriate to more accurately reflect your performance or the performance of the Company or Renasant Bank.

3. Nature of Ownership; Shareholder Rights. During the Performance Cycle, you will possess the right to vote your Target Shares and receive cash dividends in respect of those shares as and when declared by the Company’s Board of Directors; dividends paid in the form of Common Stock, if any, will be subject to the limitations set forth in this Notice. Other shareholder rights, including the right to receive a liquidating or similar distribution if the Company were liquidated or dissolved, will be applicable to your shares after settlement.

4. Settlement. Your Award will be settled as of the first business day following the end of the cycle (the “Settlement Date”), provided that you are then employed by the Company or an affiliate and in good standing. When an Award is settled, the Forfeiture Restrictions will no longer apply to the settled shares, although the shares may be subject to the further holding period described in paragraph 8 of this Notice.

5. Separation From Service. If you Separate From Service (as defined in the Plan) before the end of the Performance Cycle, your Target Shares will be forfeited to and cancelled by the Company, without any compensation or payment. Notwithstanding the foregoing, if your separation is on account of your death, Disability, Retirement or involuntary Separation From Service without Cause (each as defined in the Plan), at the end of the Performance Cycle the number of shares otherwise available for settlement will be determined in accordance with paragraph 2 of this Notice, prorated based upon your actual period of service during the Performance Cycle, and then settled as provided in paragraph 4 of this Notice.

6. Change in Control. If a Change in Control is consummated during a Performance Cycle:

a. The Award will be deemed satisfied at the target level of performance; and

b. Target Shares will be settled as of the earlier of: (i) the end of the cycle; or (ii) as of the date of a Permitted Separation.

The term “Permitted Separation” means that during the 24-month period following the consummation of a Change in Control, your Separation From Service is involuntary, other than on account of Cause (including Good Reason as contemplated under the Plan). For avoidance of doubt, nothing contained in this Notice is intended to modify the provisions of paragraph 5, which will be applicable in the event of your death, Disability, Retirement or Separation From Service on account of Cause following a Change in Control.

7. Taxes. When settled, the Fair Market Value (as defined in the Plan) of your settled shares is considered compensation and is subject to withholding for all federal, state and local income and employment taxes required by law to be withheld. Unless you make other arrangements satisfactory to the Company, the Company will withhold the number of your settled shares having a Fair Market Value equal to the remaining amount of your withholdings. Unless otherwise agreed by the Company, the amount of your withholdings will be determined using the applicable supplemental wage rate for Federal income taxes, applicable employment tax rates, and your state’s maximum marginal income tax rate.

8. Further Holding Period. If you are subject to reporting under Section 16 of the Securities Exchange Act of 1934, as amended, a further holding period applies to your Net Shares. The purpose of the holding period is to ensure that your Net Shares will be retained, enhancing the alignment of your financial interests and the financial interests of the Company. The further holding period begins on the Settlement Date and ends 24 months later. During the period, your Net Shares may not be sold, pledged, mortgaged, assigned or transferred, although the shares will no longer be subject to forfeiture. The further holding period will be subject to early termination in the event of your death or Disability or if a Change in Control occurs. For this purpose, the term “Net Shares” means the number of your settled shares reduced by the number of shares withheld by the Company for purposes of satisfying your withholding obligations (as provided in paragraph 7).

9. Employment Rights. Nothing contained in this Notice or the Plan confers on you any right to continue in the employ of the Company or any affiliate or to be employed in a particular position or at a particular rate of compensation.

10. Additional Requirements. Your Award and Common Stock acquired hereunder are subject to the terms of this Notice and certain additional requirements, including the following:

a. The terms of the Plan, some of which are omitted from this Notice.

b. Common Stock issued hereunder may bear such legends as the Committee or the Company deems necessary or appropriate, whether to comply with applicable federal or state securities laws or to reflect the terms of this Notice or the Plan, including the further holding period described above.

c. Because your Award is considered “performance-based” compensation, it may be subject to recovery (reduced or returned to the Company for cancellation) if the Company’s financial results for the Performance Cycle are restated for any reason and your Award would be lower as a result. You will receive notice from the Committee in the event recovery is required.

EXHIBIT A
PERFORMANCE OBJECTIVES
2022 RESTRICTED STOCK AWARDS

As of the end of the Performance Cycle, the Committee will certify whether and to what extent the Performance Goals have been achieved, confirm the amount of your Award, and provide you with notice of the number of shares of Common Stock subject to settlement hereunder.

Performance Cycle:
Performance Goals:

[Performance goals to be inserted upon award.]